Exhibit 3.349

ARTICLES OF INCORPORATION

OF

VIRGINIA PSYCHIATRIC COMPANY, INC.

ARTICLE I

The name of the corporation is Virginia Psychiatric Company, Inc.

ARTICLE II

The purpose or purposes for which the corporation is organized are:

(a) To purchase, lease, or otherwise acquire, to operate, and to sell, lease, or otherwise dispose of hospital, convalescent homes, nursing homes and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and to sell or otherwise deal in, as principal or as agent, medical equipment or supplies; to construct, or lease, and to operate restaurants, drug stores, gift shops, office buildings, and other facilities in connection with hospitals, or other medical facilities owned or operated by it; to engage in any other act or acts which a corporation may perform for a lawful purpose or purposes.

(b) To engage in any lawful activity for which a corporation may be formed under the Virginia Stock Corporation Act.

ARTICLE III

The corporation shall have the authority to issue one thousand (1,000) shares of common stock of the par value of One Dollar ($1.00) each. The Stockholders shall have no preemptive rights.

ARTICLE IV

The initial registered office shall be located at 5511 Staples Mill Road, Richmond, Virginia 23228 in Henrico County. The initial registered agent at such address shall be

Edward R. Parker, who is a resident of Virginia, a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.

ARTICLE V

The number of directors constituting the initial board of directors shall be four (4) and shall serve until the first annual meeting of the shareholders or until their successors be elected and qualified. They are:

NAME	ADDRESS

John O. Colton	One Park Plaza Nashville, TN 37203
James K. Don	One Park Plaza Nashville, TN 37203
Jack O. Bovender, Jr.	One Park Plaza Nashville, TN 37203
Joseph L. DiLorenzo	One Park Plaza Nashville, TN 37203

ARTICLE VI

No director of the Corporation shall be personally liable to the Corporation or its shareholder for monetary damages for breach of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of any director (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) under Section 13.1-692 of the Virginia Stock Corporation Act.

DATED: March 31, 1989.

Cindy C. Buttrey Incorporator

Bettye D. Daugherty Incorporator

STATE OF TENNESSEE	)
COUNTY OF DAVIDSON	)

I, Elizabeth A. Limon, a Notary Public, do hereby certify that on this 31st day of March, 1989, personally appeared before me, Cindy C. Buttrey and Bettye D. Daugherty, who each being by me first duly sworn, severally declared that they are the persons who signed the foregoing document as incorporators, and that the statements therein contained are true.

Elizabeth A. Limon Notary Public

My Commission Expires: 5/20/92

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